Exhib i t 15 .3 DeGolyer and MacNaughton 5001 Spring Valley Road Suite 800 East Dallas, Texas 75244 TELEPHONE (214) 368-6391 FAX (214) 369-4061 WWW.DEMAC.COM April 24, 2026 Dr. Víctor Rodríguez Padilla Director General Petróleos Mexicanos Avenida Marina Nacional No. 329 Torre Ejecutiva, Piso 44 Colonia Verónica Anzures Alcaldía Miguel Hidalgo 11300 Ciudad de México, México Dear Dr. Víctor Rodríguez Padilla: We hereby consent to the references to DeGolyer and MacNaughton as set forth under the headings “Presentation of Information Concerning Reserves,” “Item 4. Information on the Company–Business Overview–Exploration and Extraction–Reserves,” and “Item 19. Exhibits. Documents filed as exhibits to this Form 20-F” in the Annual Report on Form 20-F of Petróleos Mexicanos (“PEMEX”) for the year ended December 31, 2025 (the “Form 20-F”), and to the filing as Exhibit 15.4 to the Form 20-F of our report of third party dated April 17, 2026, describing our independent reserves evaluation of the estimated net proved oil, condensate, gas, and oil equivalent reserves that PEMEX has represented are owned by the United Mexican States as of January 1, 2026, for certain fields located in the United Mexican States, which include reserves that PEMEX has represented it has the right to extract and sell. These estimates were prepared in accordance with the reserves definitions of Rules 4–10(a) (1)–(32) of Regulation S–X of the United States Securities and Exchange Commission. Very truly yours, DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716